As filed with the Securities and Exchange Commission on March 1, 2024

Registration Statement File No. 333-258827

Registration Statement File No. 333-263549

Registration Statement File No. 333-271530

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-258827)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-263549)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-271530)

UNDER
THE SECURITIES ACT OF 1933

PROTERRA INC

(Exact name of registrant as specified in its charter)

Delaware	90-2099565
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Pennsylvania Avenue PO Box 2205 Greer, South Carolina	29652
(Address of Principal Executive offices)	(Zip Code)

(303) 689-8855

(Registrant’s telephone number, including area code)

PROTERRA INC 2021 EQUITY INCENTIVE PLAN

PROTERRA INC 2021 EMPLOYEE STOCK PURCHASE PLAN

PROTERRA INC 2010 EQUITY INCENTIVE PLAN

(Full title of the plans)

Gareth T. Joyce

Chief Executive Officer

500 Pennsylvania Avenue

PO Box 2205

Greer, South Carolina 29652

Telephone: (303) 689-8855

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

(212) 373-3025

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Proterra Inc, a Delaware corporation (the “Registrant”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), to deregister any and all shares of the Registrant’s common stock, par value $0.0001 per share (the “Registrant Common Stock”), registered but unsold under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement on Form S-8 (Registration File No. 333-258827), which was filed with the Commission on August 16, 2021, pertaining to the registration of 10,435,613 shares of Registrant Common Stock under the Proterra Inc 2021 Equity Incentive Plan, 1,630,000 shares of Registrant Common Stock under the Proterra Inc 2021 Employee Stock Purchase Plan and 22,174,549 shares of Registrant Common Stock under the Proterra Inc 2010 Equity Incentive Plan;

•	Registration Statement on Form S-8 (Registration File No. 333-263549), which was filed with the Commission on March 15, 2022, pertaining to the registration of 8,878,388 shares of Registrant Common Stock under the Proterra Inc 2021 Equity Incentive Plan and 2,219,597 shares of Registrant Common Stock under the Proterra Inc 2021 Employee Stock Purchase Plan; and

•	Registration Statement on Form S-8 (Registration File No. 333-271530), which was filed with the Commission on May 1, 2023, pertaining to the registration of 9,050,606 shares of Registrant Common Stock under the Proterra Inc 2021 Equity Incentive Plan and 2,262,651 shares of Registrant Common Stock under the Proterra Inc 2021 Employee Stock Purchase Plan.

As previously disclosed on August 7, 2023, the Registrant and its subsidiary Proterra Operating Company, Inc. filed voluntary petitions (the “Chapter 11 Cases”) under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. As a result of the Chapter 11 Cases, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. The Registrant hereby removes from registration by means of these Post-Effective Amendments any and all such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, State of California, on March 1, 2024.

PROTERRA INC

By:	/s/ Gareth T. Joyce
	Name:	Gareth T. Joyce
	Title:	Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.